   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 1998
                                                         REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------
                                  ONCOR, INC.
             (Exact name of Registrant as specified in its charter)
                               ------------------

                           MARYLAND                                                                   52-1310084
(State or other jurisdiction of incorporation or organization)                          (I.R.S. Employer Identification Number)

                209 PERRY PARKWAY, GAITHERSBURG, MARYLAND 20877
                                 (301) 963-3500
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                               ------------------
                                 STEPHEN TURNER
                            CHIEF EXECUTIVE OFFICER
                                  ONCOR, INC.
                               209 PERRY PARKWAY
                          GAITHERSBURG, MARYLAND 20877
                                 (301) 963-3500
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                               ------------------

                                   COPIES TO:
                           RICHARD R. PLUMRIDGE, ESQ.
                            BRIAN B. MARGOLIS, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                           1633 BROADWAY, 47TH FLOOR
                           NEW YORK, NEW YORK  10019
                                 (212) 581-1600

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after this Registration Statement is declared effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
 TITLE OF SHARES          AMOUNT TO BE             PROPOSED MAXIMUM          PROPOSED MAXIMUM AGGREGATE         AMOUNT OF
 TO BE REGISTERED          REGISTERED        AGGREGATE PRICE PER UNIT(1)         OFFERING PRICE(1)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock,
 $.01 par value(2)      5,587,965 Shares               $3.9375                      $22,002,612.00               $6,491
==================================================================================================================================

(1) Based upon the average of the high and low prices of the Common Stock, as reported on the American Stock Exchange, on February 23, 1998.

(2) Pursuant to Rule 416, there are also being registered such presently indeterminable number of additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of changes in the conversion price of certain securities in accordance with the terms thereof.
                              ------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS
                               5,587,965 SHARES
                                 ONCOR, INC.
                                 COMMON STOCK

                              -----------------

         This Prospectus relates to the offer and sale, which is not being underwritten, by certain persons listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"), of (i) up to 5,587,965 shares (the "Shares") of Common Stock, par value $.01 per share, of Oncor, Inc. ("Oncor" or the "Company") and (ii) in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such presently indeterminate number of additional shares as may be issuable upon conversion of certain shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") and exercise of certain Warrants to purchase shares of Common Stock (the "Warrants"), based upon fluctuations in the conversion price of the Common Stock and the number of Warrants to be issued. The Shares are issuable by the Company to the Selling Stockholders (i) upon the conversion of the Series A Preferred Stock and (ii) upon exercise of the Warrants. The Shares may be offered by holders of the Series A Preferred Stock who convert their Series A Preferred Stock and the holders of the Warrants who subsequently exercise their Warrants.

         The Shares may be offered by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. The Selling Stockholders may transfer their Series A Preferred Stock or Warrants under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, the Selling Stockholders may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."

         None of the proceeds from the sale of the shares issued upon conversion of the Series A Preferred Stock (the "Series A Shares") by the Selling Stockholders will be received by the Company. The Company will receive aggregate proceeds of up to $644,500 upon the exercise of the Warrants outstanding as of the date of this Prospectus, but will not receive any proceeds from the subsequent sale of the shares issued upon exercise of the Warrants (the "Warrant Shares"). See "Issuance of the Shares and Use of Proceeds." The Company has agreed to bear certain expenses (other than underwriting discounts and selling commissions and fees and disbursements of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act under certain circumstances.

         The Common Stock of the Company is traded on the American Stock Exchange under the symbol "ONC." The last reported sales price of the Company's Common Stock on the American Stock Exchange on February 23, 1998 was $4.00 per share.

                              -----------------

   AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                              -----------------

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of indemnification arrangements.

                              -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                              -----------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 25, 1998

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

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                                                                                                                   PAGE
                                                                                                                   ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents by Reference   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Issuance of the Shares and Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to such exhibit. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of the prescribed fees, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, or may be obtained from the Commission's Internet site on the world wide web at http://www.sec.gov. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

         The Common Stock of the Company is traded on the American Stock Exchange, and in accordance therewith, annual and quarterly reports, proxy statements and other information concerning the Company may be inspected at the American Stock Exchange's offices located in New York.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (1) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 Form 10-K"); (2) the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (3) the Proxy Statement of the Company in connection with the Annual Meeting of the Stockholders held on June 25, 1997; and (4) the Current Report of the Company on Form 8-K, dated January 16, 1998.

         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Mr. John L. Coker, Vice President, Oncor, Inc., 209 Perry Parkway, Gaithersburg, Maryland 20877.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS

                                  THE COMPANY

         The Company was incorporated in Maryland in July 1983. The Company's principal offices are located at 209 Perry Parkway, Gaithersburg, Maryland 20877, and its telephone number is (301) 963-3500.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk and should not be made by any investor who cannot afford the loss of his entire investment. Accordingly, prospective investors should carefully consider the following factors, in addition to all of the other information presented in this Prospectus, before purchasing any of the shares of Common Stock offered hereby.

ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL FUNDING

         The Company has expended and will continue to expend in the future substantial funds to continue the research and development of its products, conduct clinical trials, make capital expenditures, establish additional manufacturing capability, and market its products. The Company believes that its existing funds will be adequate to finance its operations through April 30, 1998. This belief is based on the Company's current research and development plans, the current regulatory environment, historical industry experience in the development of biotechnology products and general economic conditions. However, the Company's cash requirements may vary materially from those now planned as a result of unforeseen changes that could consume a significant portion of the available resources before such time. To the extent that funds expected to be generated from the Company's operations are insufficient to meet current or planned operating requirements, the Company will seek to obtain additional funds through equity or debt financing, collaborative or other arrangements with corporate partners and others, and from other sources. No assurance can be given that additional financing will be available when needed or on terms acceptable to the Company. If adequate funds are not available, the Company may be required to delay or to eliminate expenditures for certain of its products or to license to third parties the rights to commercialize products or technologies that the Company would otherwise seek to develop itself.

         In connection with its continued need for additional financing, the Company has engaged Lehman Brothers in an effort to effect one or more long-term strategic transactions to increase shareholder value. Such transactions could include, among other things, a sale of the entire Company, a sale of a substantial portion of the Company, or a merger with another company. There can be no assurance, however, that the Company will be able to effect strategic transactions on terms which are favorable to its shareholders or at all. The failure of the Company to effect one or more strategic transactions could have a material and adverse effect on the Company's business, financial condition or results of operations.

HISTORY OF OPERATING LOSSES

         Oncor has not been profitable since its inception in July 1983. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company incurred net losses of $29.0 million and $21.8 million, respectively. As of September 30, 1997, the accumulated deficit of the Company was $123.4 million. The Company expects to incur additional substantial losses in the last three months of 1997 and expects to incur additional substantial losses in future periods. The Company is unable to predict when, or if, it will become profitable.

RISK ASSOCIATED WITH THE HER-2/NEU GENE-BASED TEST SYSTEM

         On December 31, 1997, the Company received approval from the U.S. Food and Drug Administration (the "FDA") for its Her-2/neu gene-based test system. There can be no assurance that the Company will be capable of manufacturing the test system in commercial quantities at reasonable costs or marketing the product successfully, that the test system will be accepted by the medical diagnostic community, or that the market demand for the test system will be sufficient to allow profitable sales. If the Company is unable to manufacture and market its Her-2/neu gene-based test system successfully, it could have a material and adverse effect on the Company's business, financial condition or results of operations.

NO ASSURANCE OF REGULATORY APPROVALS; GOVERNMENT REGULATION

         The Company's products are subject to extensive regulation by governmental authorities in the United States and other countries. The FDA and comparable agencies in other countries impose substantial requirements that must be satisfied before newly developed products may be sold for diagnostic use. Although the Company may sell its products in the United States for research purposes only, it may not sell such products in the United States for diagnostic purposes until it receives approval from the FDA. The Company is currently pursuing FDA approval of certain existing products and expects to pursue FDA approval of certain additional products under development. There can be no assurance that the Company will receive regulatory approval for any of its products or, even if it does receive regulatory approval for a particular product, that the Company will ever recover its costs in connection with obtaining such approval. The timing of regulatory approvals is not within the control of the Company. The failure of the Company to receive requisite approval, or significant delays in obtaining such approval, could have a material and adverse effect on the Company's business, financial condition or results of operations.

         Approval by the FDA requires lengthy, detailed and costly laboratory and clinical testing procedures and application preparation and defense efforts to demonstrate a product's efficacy and safety before a product can be sold for diagnostic use. Even if such regulatory approval is obtained for a product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA and other regulatory agencies. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including costly recalls or even withdrawal of the product from the market. Furthermore, approval may entail ongoing requirements for postmarketing studies. Failure to maintain requisite manufacturing standards or discovery of previously unknown problems could have a material and adverse effect on the Company's business, financial condition or results of operations.

         Sales of the Company's products outside the United States are also subject to extensive regulatory requirements, which vary widely from country to country. Diagnostic products that have not been approved by the FDA may be exported for sale for diagnostic use outside the United States only after receiving approval for export by the FDA. Furthermore, such products may be exported for diagnostic use only in certain countries, generally countries within Europe, Canada, Australia and Japan, and, then, only if the appropriate regulatory authorities in such countries have approved such products for diagnostic use in their respective countries. The time required to obtain such approvals may be longer or shorter than that required for FDA approval.

         Additionally, the Company is or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research and development work. The Company is unable to predict the extent of future government regulation.

PATENTS AND PROPRIETARY RIGHTS

         The Company's success will depend in large part on its, or its licensors', ability to obtain patents, defend its patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. The patent position of firms relying upon biotechnology is highly uncertain in general and involves complex legal and factual questions. To date there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents or the degree of protection afforded under such patents. The Company relies on certain patents and pending United States and foreign patent applications relating to various aspects of its products. These patents and patent applications are either owned by the Company or rights under them are licensed to the Company. There can be no assurance that patents will issue as a result of any such pending applications or that, if issued, such patents will be sufficiently broad to afford protection against competitors with similar technology. In addition, there can be no assurance that any patents issued to the Company, or for which the Company has license rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The commercial success of the Company will also depend upon avoiding the infringement of patents issued to competitors and upon maintaining the technology licenses upon which certain of the Company's current products are, or any future products under development might be, based. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patent and license rights or to determine the scope and validity of others' proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office ("PTO") to determine the priority of invention, which could result in substantial cost to the Company, even if the outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or cease using the technology. A United States patent application is maintained under conditions of confidentiality while the application is pending in the PTO, so that the Company cannot determine the inventions being claimed in pending patent applications filed by its competitors in the PTO. Further, United States patents do not provide any remedies for infringement that occurred before the patent is granted.

         The University of California and its licensee, Vysis, Inc. ("Vysis"), filed suit against Oncor on September 5, 1995 in the United States District Court for the Northern District of California (the "Court"), alleging infringement of U.S. Patent No. 5,447,841 entitled Methods and Compositions for Chromosome Specific Staining which issued on that same date. The patent relates to a method of performing in situ hybridization using a blocking nucleic acid that is complementary to repetitive sequences which are present in the hybridization probe. The Company filed motions for summary judgment of invalidity, non-infringement and unenforceability of the patent claims in suit, which were denied in August and December 1997. In August 1997, the Court granted Vysis' motion for summary judgment on novelty and non-obviousness with respect to the patent, and granted in part and denied in part Vysis' motion for summary judgment that the patent in suit is infringed. The Company also filed a motion which would have permitted an immediate appeal to have been taken on claim interpretation and invalidity issues, but was denied in October 1997. On February 3, 1998, the Company notified the Court that it intended to concede that the Company's probes, when used with metaphase chromosomes, infringed the Vysis patent. A trial date of April 20, 1998 has been set by the Court to litigate the remaining issues. A failure to successfully defend against or settle this suit may result in damages being assessed against the Company and an injunction against the sale of most of the Company's probes and genetic test kits, either of which would likely have a material and adverse effect on the Company's business, financial condition or results of operations.

         The Company has filed a patent application asserting patent rights to the Company's TRI-AMP(TM) technology. The Company is a party to an interference proceeding declared by the PTO involving Beckman Instruments, Inc.'s ("Beckman") and the Company's claims regarding these patent rights. There can be no assurance as to the length of time for a decision to be rendered, or the nature of the decision, in this interference proceeding or any potential appeal therefrom. If it is determined that Beckman's patent claims have priority over the Company's claims, the Company may have no patent claim or protection with respect to the Company's TRI-AMP(TM) technology, which could prevent or limit the Company's ability to commercialize the Company's TRI-AMP(TM) technology, absent a license from Beckman. This could have a material and adverse effect on the Company's business, financial condition or results of operations.

         The Company currently has certain licenses from third parties and in the future may require additional licenses from other parties to develop, manufacture and market commercially viable products effectively. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the patented technology underlying such licenses will remain proprietary.

         The Company relies substantially on certain technologies that are not patentable or proprietary and are therefore available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how that are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

UNCERTAINTIES RELATING TO PRODUCT DEVELOPMENT

         With the exception of its Her-2/neu gene-based test system, the Company's products have not been approved by the FDA and may be sold only for research purposes. The Company has undertaken to seek FDA approval for certain of these products, and may in the future undertake to seek such approval for other products, and substantial additional investment, laboratory development, clinical testing and FDA approval will be required prior to the commercialization of such products for diagnostic purposes. There can be no assurance that the Company will be successful in developing such existing or future products, that such products will prove to be efficacious in clinical trials, that required regulatory approvals can be obtained for such products, that such products, if developed and approved, will be capable of being manufactured in commercial quantities at reasonable costs, will be marketed successfully or will be accepted by the medical diagnostic community, or that market demand for such products will be sufficient to allow profitable operations.

INVESTMENT IN ONCORMED AND CODON

         The Company owns approximately 25% of the common stock of its publicly-traded affiliate, OncorMed, and 100% of the voting securities of its privately-held affiliate, Codon. The shares of common stock of both OncorMed and Codon held by the Company are not currently freely tradeable and no public market exists for the common stock of Codon. Therefore, there can be no assurance that the Company will be able to realize the economic benefit of its investment or predict the timing of such realization. The value of the Company's investment in OncorMed represents a significant portion of the total assets of the Company and such value fluctuates with the market price of OncorMed's common stock. Therefore, any event that has a material and adverse effect on the market price of the common stock of OncorMed will have a material and adverse effect on the value of the Company's investment in OncorMed. Although Stephen Turner, the Company's Chief Executive Officer, is a Director of OncorMed and the Company is a significant stockholder in OncorMed, the Company does not control the day-to-day operations and management of OncorMed and, therefore, has little direct control over its operations and financial results.

         Codon will require additional funding in the immediate future. If the Company is successful in securing sufficient additional financing, it will likely fund the operations of Codon into the foreseeable future. The failure of the Company to obtain such financing on acceptable terms would have a material and adverse effect on the recoverability of the Company's advances to Codon. Furthermore, the inability of Codon to obtain additional financing on acceptable terms (either from the Company or from third parties) would have a material and adverse effect on the value of the Company's investment in Codon.

INTERNATIONAL SALES AND FOREIGN EXCHANGE RISK

         The Company derived approximately $8.7 million, or 57% of its total product revenues, from customers outside of the United States for the year ended December 31, 1996. The Company anticipates that a significant amount of its sales will continue outside of the United States in the foreseeable future and that a significant amount of its sales will take place in European countries and likely will be denominated in currencies other than the U.S. dollar. These sales may be adversely affected by changing economic conditions in foreign countries and by fluctuations in currency exchange rates. Any significant decline in the applicable rates of exchange could have a material and adverse effect on the Company's business, financial condition or results of operations. Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, lack of acceptance of products in foreign markets, or by foreign healthcare reimbursement regimes longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of future earnings, if any, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material and adverse effect on the Company's future international revenues and, consequently, on the Company's business, financial condition or results of operations.

LIMITED MANUFACTURING EXPERIENCE

         The Company's ability to conduct clinical trials on a timely basis, to obtain regulatory approvals and to commercialize its products will depend in part upon its ability to develop and maintain facilities to manufacture its products, either directly or through third parties, at a competitive cost in accordance with the FDA's prescribed current Good Manufacturing Practices ("GMP") and other regulatory requirements. Any failure to maintain manufacturing facilities in accordance with the FDA's GMP requirements could result in the inability of the Company to manufacture its products and may limit the Company's ability to deliver its products to its customers, which could have a material and adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that the Company will be able to develop and maintain GMP facilities or engage third parties to do so at a cost acceptable to the Company.

         The Company has only limited experience in manufacturing products on a commercial basis. The Company believes that its existing manufacturing facilities will enable it to produce commercial quantities of its products through 1998. No assurance can be given, however, that manufacturing or quality control problems will not arise if the Company increases production of its products, or if additional facilities are required in the future.

LIMITED MARKETING AND DISTRIBUTION EXPERIENCE

         The Company markets and sells its products, with the exception of its Her-2/neu gene-based test system, for research purposes and, if approved by the appropriate regulatory authority, for diagnostic use, through its direct sales forces in both Europe and the United States and indirectly through third parties in the Pacific Rim. The Company only has limited experience in sales, marketing and distribution. In order to market its products directly, the Company must maintain a sales force with technical expertise and an understanding of the Company's products. There can be no assurance that the Company will be able to maintain such a sales force or that the Company's direct sales and marketing efforts will be successful. In addition, the Company's products compete with the products of many other companies that currently have extensive and well-funded marketing and sales operations. There can be no assurance that the Company's marketing and sales efforts will compete successfully against such other companies. To the extent the Company enters arrangements with third parties, any revenues received by the Company will be dependent on the efforts of such third parties, and there can be no assurance that such efforts will be successful.

COMPETITION AND TECHNOLOGICAL CHANGE

         The diagnostic and biotechnology industries are subject to intense competition and rapid and significant technological change. Competitors of the Company in the United States and in foreign countries are numerous and include, among others, diagnostic, health care, pharmaceutical, biotechnology and chemical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. There can be no assurance that these competitors will not succeed in developing technologies and products that are more effective, easier to use or less expensive than those that have been or are being developed by the Company or that would render the Company's technology and products obsolete and noncompetitive. The Company also competes with various companies in acquiring technology from academic institutions, government agencies and research organizations. In addition, many of the Company's competitors have significantly greater experience than the Company in conducting clinical trials of new diagnostic products and in obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, the Company's competitors may succeed in obtaining regulatory approval for products more rapidly than the Company.

RESTRICTED USE OF THE COMPANY'S PRODUCT

         With the exception of its Her-2/neu gene-based test system, the Company's current products, to the extent sold in the United States, must be sold for research purposes only and must be labeled accordingly. The FDA imposes distribution requirements and procedures on companies selling products for research purposes only, including the requirement that the seller receive specified certifications from its customer as to the customer's intended use of the product. As a result of these requirements, most of the Company's products, to the extent sold in the United States, can only be sold to a limited number of customers for limited use and can not be sold for broader commercial use without FDA approval. No assurance can be given that the Company will receive FDA approval for its products.

GOVERNMENT FUNDING

         The Company's products being sold for research purposes only are in large part purchased by cancer researchers operating under programs funded by the United States and European national governments. These products are also purchased by researchers involved in the human genome project, which is likewise principally funded by the governments. Recently there have been significant reductions in governmental spending for healthcare research and there can be no assurance that such government funding will continue at its current level. The Company would be adversely affected by decreases in or changes in the kinds of government funding for cancer research or human genome research.

ATTRACTION AND RETENTION OF KEY PERSONNEL

         The Company's ability to successfully develop marketable products and to maintain a competitive position will depend in large part on its ability to attract and retain highly qualified scientific and management personnel. The Company is highly dependent upon the principal members of its management, scientific staff and science advisory board. Competition for such personnel and advisors is intense, and there can be no assurance that the Company will be able to continue to attract and retain such personnel.

UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES AND THIRD-PARTY
REIMBURSEMENT

         Political, economic and regulatory influences are likely to lead to fundamental change in the health care industry in the United States. Numerous proposals for comprehensive reform of the nation's health care system have been introduced in Congress over the past several years. In addition, certain states are considering various health care reform proposals. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, reforms will be adopted, when they may be adopted, or what impact they may have on the Company. The Company's ability to earn sufficient returns on its products may also depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate reimbursement will be available or sufficient to allow the Company to sell its products on a competitive basis.

PRODUCT LIABILITY

         The testing, marketing and sale of health care products could expose the Company to the risk of product liability claims. A product liability claim could have a material and adverse effect on the Company's business, financial condition or results of operations. The Company currently maintains product liability insurance coverage of $5.0 million per occurrence. There can be no assurance, however, that this coverage will be adequate to protect the Company against future product liability claims or that product liability insurance will be available to the Company in the future on acceptable terms, if at all.

ENVIRONMENTAL RISKS

         The manufacturing and research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

POSSIBLE VOLATILITY OF STOCK PRICE

         The market prices for securities of life sciences companies, including the Company, have been highly volatile and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential clinical trial results with respect to products under development by the Company or others, decisions regarding regulatory approvals of the products of the Company or others, regulatory developments in both the United States and foreign countries, public concern as to the efficacy of new technologies, general market conditions, as well as quarterly fluctuations in the Company's revenues and financial results and other factors, may have a significant impact on the market price of the Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on such market price.

LARGE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE; EFFECT ON ABILITY TO RAISE CAPITAL

         Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the prevailing market price of the Company's Common Stock and may have a material and adverse effect on the Company's ability to raise the capital necessary to fund its future operations. As of December 31, 1997, without taking into account shares of Common Stock issued upon exercise of stock options, warrants or other rights to acquire Common Stock after December 31, 1997, the Company had outstanding 27,222,975 shares of Common Stock. The Shares and substantially all of the shares of Common Stock already outstanding, will be freely tradeable in the public market without restriction under the Securities Act, except that any shares held by "affiliates" of the Company, as such term is defined in Rule 144(a) under the Securities Act ("Affiliates"), may generally only be sold in compliance with the applicable provisions of Rule 144 of the Securities Act. In general, under Rule 144 an Affiliate is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 272,230 shares) or the average weekly trading volume in the Company's Common Stock on the American Stock Exchange during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. Additional shares of Common Stock, including shares issuable upon exercise of options, warrants and other rights to acquire Common Stock, will also become eligible for sale in the public market from time to time in the future. Furthermore, certain holders of Common Stock have the right to cause the Company to register their shares under the Securities Act in the future. The Company is required to bear the expenses of all such required registrations (except underwriting discounts and commissions). The Company is required to use its best efforts to effect such registrations, subject to certain conditions and limitations.

NO DIVIDENDS

         The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

                   ISSUANCE OF THE SHARES AND USE OF PROCEEDS

         The Shares are issuable upon the conversion or exercise of outstanding Series A Preferred Stock and Warrants.

         None of the proceeds from the sale of the Shares by the Selling Stockholders issued upon conversion of the Series A Preferred Stock will be received by the Company.

         The Shares issuable upon the exercise of the Warrants outstanding as of the date of this Prospectus will be acquired by the Selling Stockholders at a purchase price per share of $5.156, subject to adjustment. The Company will receive aggregate gross proceeds of up to $644,500 upon the exercise of such Warrants. The number and exercise price of the warrants issuable in connection with future issuances of Series A Preferred Stock is dependent on the number of shares of Series A Preferred Stock issued and the market price of the Common Stock at such time. The Company intends to use any net proceeds from the exercise of the Warrants for general corporate purposes, including working capital.


                                    BUSINESS

LEGAL PROCEEDINGS

         From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business, in addition to the pending and threatened legal proceedings discussed in "Risk Factors" above, or receive notification from third parties threatening to commence such litigation. See "Risk Factors -- Patents and Proprietary Rights." The Company is not currently a party to any such legal proceedings relating to claims arising out of its operations in the normal course of business, the adverse outcome of which, individually or in the aggregate, would have a material and adverse effect on the Company's business, financial condition or results of operations.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of January 15, 1998. None of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders. See "Plan of Distribution."

         The Shares being offered by the Selling Stockholders may be acquired, from time to time, (i) upon conversion of shares of Series A Preferred Stock issued and issuable to the Selling Stockholders, (ii) upon the exercise of Warrants issued and issuable to the Selling Stockholders in connection with the issuance of the shares of Series A Preferred Stock and (iii) pursuant to certain anti-dilution provisions included in the Series A Preferred Stock and the Warrants.

         The Company has agreed to register a specific number of Shares for resale by the Selling Stockholders. The number of Shares shown in the following table as being offered by the Selling Stockholders does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the issued and issuable Series A Preferred Stock and exercise of the issued and issuable Warrants pursuant to the provisions thereof regarding determination of the applicable conversion price of the Series A Preferred Stock and the number of Warrants but which shares, in accordance with Rule 416 under the Securities Act, are included in the Registration Statement of which this Prospectus forms a part.


                                                                                       BENEFICIAL OWNERSHIP
                                                NUMBER OF SHARES       NUMBER OF        AFTER OFFERING(4)
                                               BENEFICIALLY OWNED       SHARES        ----------------------
                                                   PRIOR TO         REGISTERED FOR      NUMBER
 NAME OF SELLING STOCKHOLDER                    OFFERING(1)(2)       SALE HEREBY(3)   OF SHARES      PERCENT
 ---------------------------                 --------------------    --------------   ---------      -------
 Halifax Fund, L.P.  . . . . . . . . . .            1,301,593(5)      2,793,982          627,711      2.2%
 Heracles Fund . . . . . . . . . . . . .              353,569(6)        838,195          151,404        *
 Themis Partners L.P.  . . . . . . . . .              235,964(7)        838,195           33,799        *
 Leonardo, L.P.  . . . . . . . . . . . .              186,225(8)        558,796           51,449        *
 Ramius Fund, Ltd. . . . . . . . . . . .               80,866(9)        335,278              -          -
 Raphael, L.P. . . . . . . . . . . . . .               67,670(10)       223,519           13,759        *
                                                    ---------         ---------        ---------    ---------
         TOTAL   . . . . . . . . . . . .            2,225,887         5,587,965          878,122      3.1%
                                                    =========         =========        =========    =========

--------------------

 *       Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules and regulations promulgated under the Securities Act and generally includes voting or investment power with respect to securities. Pursuant to the terms of the Series A Preferred Stock and the Warrants, no Selling Stockholder can convert any portion of such Selling Stockholder's Series A Preferred Stock or exercise any portion of such Selling Stockholder's Warrants if such conversion or exercise would increase such Selling Stockholder's beneficial ownership of the Common Stock (other than shares so owned through ownership of the Series A Preferred Stock or Warrants) to in excess of 4.99%.

(2) Includes shares of Common Stock of the Company held by certain of the Selling Stockholders and shares of Common Stock of the Company issuable within 60 days of January 15, 1998 upon (i) conversion of the Series A Preferred Stock calculated using an assumed conversion price of $4.0938 (calculated as of January 15, 1998), based upon certain conversion provisions of the Series A Preferred Stock (which price could fluctuate from time to time based on changes in the market price of the Common Stock), (ii) exercise of the Warrants, (iii) exercise of certain warrants issued in 1996 which have been adjusted as of January 15,

         1998 pursuant to certain anti-dilution adjustment provisions (the "1996 Warrants"), and (iv) conversion of certain convertible debentures issued in 1996 (the "1996 Debentures"), as more specifically disclosed in footnotes 5 through 10 below. This number does not include shares of Common Stock issuable upon conversion of Series A Preferred Stock and exercise of Warrants which may be sold to the Selling Stockholders after January 15, 1998, pursuant to the terms of the Securities Purchase Agreement, dated January 8, 1998, by and among the Company and the buyers named therein.

(3) Represents each Selling Stockholder's pro rata portion (based on the number of shares of Series A Preferred Stock purchased by such Selling Stockholder) of the specified number of shares of Common Stock which the Company has agreed initially to register for resale by the Selling Stockholders. This Prospectus also covers the resale of such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the issued and issuable Series A Preferred Stock and exercise of the issued and issuable Warrants pursuant to the provisions thereof regarding determination of the applicable conversion price of the Series A Preferred Stock and the number of Warrants pursuant to Rule 416 under the Securities Act.

(4) The number of shares of Common Stock and the percentage of shares of Common Stock beneficially owned by each Selling Stockholder after the Offering are based on the assumption that each Selling Stockholder will sell all of the Series A Shares and Warrant Shares registered for sale hereby. See "Plan of Distribution."

(5) Consists of (i) 611,382 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 62,500 shares of Common Stock issuable upon exercise of the Warrant, (iii) an aggregate of 198,916 shares of Common Stock issuable upon exercise of the 1996 Warrants, and (iv) 428,795 shares of Common Stock issuable upon conversion of the 1996 Debenture, each as of January 15, 1998.

(6) Includes (i) 183,415 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 18,750 shares of Common Stock issuable upon exercise of the Warrant, and (iii) an aggregate of 84,433 shares of Common Stock issuable upon exercise of the 1996 Warrants, each as of January 15, 1998.

(7) Includes (i) 183,415 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 18,750 shares of Common Stock issuable upon exercise of the Warrant, and (iii) 14,183 shares of Common Stock issuable upon exercise of the 1996 Warrant, each as of January 15, 1998.

(8) Consists of (i) 122,276 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 12,500 shares of Common Stock issuable upon exercise of the Warrant, and (iii) 51,449 shares of Common Stock issuable upon exercise of the 1996 Warrant, each as of January 15, 1998.

(9) Consists of (i) 73,366 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, and (ii) 7,500 shares of Common Stock issuable upon exercise of the Warrant, each as of January 15, 1998.

(10) Consists of (i) 48,911 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (ii) 5,000 shares of Common Stock issuable upon exercise of the Warrant, and (iii) an aggregate of 13,759 shares of Common Stock issuable upon exercise of the 1996 Warrants, each as of January 15, 1998.

         The Shares are being registered as a result of the contractual arrangement with the Selling Stockholders. The Company has agreed to bear certain expenses (other than underwriting discounts and selling commissions and fees and disbursements of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares.

         The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep this Registration Statement effective until the earlier of the date on which the Selling Stockholders shall have sold all of the securities registered hereby or the date on which the Shares are saleable pursuant to Rule 144(k) promulgated under the Securities Act.

                              PLAN OF DISTRIBUTION

         The sale of the Shares offered hereby may be effected by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. The Selling Stockholders may transfer their Shares under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, the Selling Stockholders may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees.

         From time to time, one or more Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, a Selling Stockholder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

         At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

         The Selling Stockholders may also transfer their Shares pursuant to Rule 144, whether or not the Registration Statement, of which this Prospectus forms a part, is effective at the time of any such transfer.

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Selling Stockholder Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify the Selling Stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company and its affiliates against certain liabilities, including liabilities under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

         The Company has agreed to bear certain expenses (other than underwriting discounts and selling commissions and fees and disbursements of counsel and other advisors to the Selling Stockholders) in connection with the registration of the Shares.

                                 LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

         The financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                   5,587,965



                                  ONCOR, INC.



                                  COMMON STOCK



                                   PROSPECTUS




                               FEBRUARY 25, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an estimate of the expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered:

                                                                                                               Amount to
                                                                                                                Be Paid
                                                                                                              -----------
Registration Fee - SEC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 6,491
AMEX Listing Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17,500
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20,000
Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,500
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3,509
                                                                                                                 -------
  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $50,000
                                                                                                                 =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 11 of the Registrant's Articles of Incorporation, as amended, and Section 5-01 of the Registrant's By-Laws, as amended, provide that the Registrant shall, to the full extent permitted by law, indemnify all directors, officers, employees or agents of the Registrant. Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees, and agents of a corporation under certain conditions and subject to certain limitations. The Section provides generally that such persons may be indemnified unless they engage in a material act or omission in bad faith or that is the result of active and deliberate dishonesty, they actually receive an improper personal benefit in money, property or services, or, in the case of a criminal proceeding, they have reasonable cause to believe that the act or omission is unlawful. Provision is made for reimbursement of reasonable expenses so long as it is finally determined that the standards of conduct have been met. The Selling Stockholders have agreed to indemnify officers, directors and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act under certain circumstances.

         The Company and its directors and officers have liability insurance.

ITEM 16.  EXHIBITS

         The following is a list of Exhibits filed as part of the Registration
Statement:

 3.1 The Articles of Incorporation, as amended, of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

 3.2     The By-Laws of the Registrant, incorporated herein by reference to
         Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.

 4.1 Specimen certificate for shares of the Registrant's Common Stock, incorporated herein by reference to Exhibit 4.1 to Registration Statement No. 33-44520.

 4.2 Specimen certificate for shares of the Registrant's Series A Convertible Preferred Stock.*

 4.3 Articles Supplementary of the Registrant defining rights of holders of Series A Convertible Preferred Stock of the Registrant.*

 4.4     Form of Common Stock Purchase Warrant.*

 5.1     Opinion of Brobeck, Phleger & Harrison LLP.*

10.1 Securities Purchase Agreement, dated as of January 8, 1998, between the Registrant and the persons listed on the Schedule of Buyers attached thereto.*

10.2 Registration Rights Agreement, dated as of January 8, 1998, between the Registrant and the persons listed on the Schedule of Buyers attached thereto.*

23.1     Consent of Arthur Andersen LLP, independent public accountants.*

23.2 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).

24.      Powers of Attorney (included with signature page).


--------------------

*Filed herewith.

ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on February 25, 1998.

                                   ONCOR, INC.


                                   By:     /s/ Stephen Turner
                                      ------------------------------------------
                                     Stephen Turner
                                     Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints Stephen Turner and John L. Coker, and each of them, its true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement on Form S-3, or any registration statement relating to the offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 25, 1998.

                 Signature                         Title
                 ---------                         -----


         /s/ Jose J. Coronas               Chairman of the Board of Directors
----------------------------------
Jose J. Coronas


         /s/ Stephen Turner                Chief Executive Officer and Director (Principal
----------------------------------         Executive Officer)
Stephen Turner


         /s/ Cecil Kost                    President, Chief Operating Officer and Director
----------------------------------
Cecil Kost


         /s/ John L. Coker                 Vice President -- Finance and Administration and Chief Financial Officer
----------------------------------         (Principal Financial and Accounting Officer)
John L. Coker


         /s/ Glenn W. Bartlett             Director
----------------------------------
Glenn W. Bartlett

         /s/ Derace L. Schaffer            Director
----------------------------------
Derace L. Schaffer, M.D.


         /s/William H. Taylor              Director
----------------------------------
William H. Taylor II


         /s/ Timothy J. Triche             Director
----------------------------------
Timothy J. Triche, M.D., Ph.D.

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION                                                                                   PAGE
-------                           -----------                                                                                   ----
 3.1     The Articles of Incorporation, as amended,of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 3.2     The By-Laws of the Registrant, incorporated herein by reference to
         Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1990  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 4.1     Specimen certificate for shares of the Registrant's Common Stock, incorporated herein by reference to Exhibit 4.1 to Registration Statement No. 33-44520 . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 4.2     Specimen certificate for shares of the Registrant's Series A Convertible Preferred Stock*  . . . . . . . . . . . . . . . .

 4.3     Articles Supplementary of the Registrant defining rights of holders of Series A
         Convertible Preferred Stock of the Registrant* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 4.4     Form of Common Stock Purchase Warrant* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 5.1     Opinion of Brobeck, Phleger & Harrison LLP*  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

10.1     Form of Securities Purchase Agreement, dated as of January 8, 1998, between the Registrant and the persons listed on the
         Schedule of Buyers attached thereto* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

10.2     Form of Registration Rights Agreement, dated as of January 8, 1998, between the Registrant and the persons listed on the
         Schedule of Buyers attached thereto* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

23.1     Consent of Arthur Andersen LLP, independent public accountants*  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

23.2     Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1)  . . . . . . . . . . . . . . . .

24.      Powers of Attorney (included with signature page)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


--------------------

*Filed herewith.